Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 1, 2001

THE TOWN AND COUNTRY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-12056 (Commission File Number)	52-6613091 (IRS Employer Identification No.)

100 South Charles Street Baltimore, Maryland (Address of principal executive offices)	21201 (ZIP Code)

Registrant's telephone number, including area code:  (410) 539-7600

N/A
(Former name or former address, if changed since last report)

Item 5.             Other Events

                         In March 2001, the Trust entered into agreements with each of Mr. Rosen and Mrs. Munch in connection with their resignations as executive officers of the Trust. Each such agreement was effective as of March 2, 2001. Pursuant to these agreements, Mr. Rosen and Mrs. Munch each have agreed to remain in the employ of the Trust until January 2, 2002, and the Trust agreed, inter alia, to continue to pay to each of them their respective salaries and bonuses for approximately two years and a portion of the cash surrender value received by the Trust upon cancellation of certain insurance policies maintained on their behalf. The Trust also agreed to continue to provide to them certain employee benefits during the remainder of their employment with the Trust. In addition, pursuant to Mr. Rosen's agreement, the Trust has agreed to forgive Mr. Rosen's existing indebtedness and to pay to Mr. Rosen certain amounts should he dispose of any Common Shares acquired under the Trust's Long Term Incentive Plans in the year following his employment termination at a market price below a threshold amount. In addition, one non-executive officer of the Trust resigned from the Trust effective March 30, 2001. The Trust anticipates recording a severance charge of approximately $3.3 million for the first fiscal quarter of 2001 in respect of the agreements with Mr. Rosen and Mrs. Munch and the severance payments to be made to such non-executive officer.

Item 7	Exhibits

10.1	Letter Agreement, dated March 8, 2001 and effective March 2, 2001, between Michael H. Rosen and the Trust

10.2	Letter Agreement, dated and effective March 2, 2001, between Jennifer C. Munch and the Trust

SIGNATURE

                         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

THE TOWN AND COUNTRY TRUST

	By:	/s/ HARVEY SCHULWEIS
		Name: Title:	Harvey Schulweis President and Chief Executive Officer

Date: April 3, 2001